OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden
hours per response . . . . . 14.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Fortune Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

SEC 1913(04-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

2006 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Fortune Brands, Inc. will be held at the

Hyatt Deerfield

1750 Lake Cook Road

Deerfield, Illinois

On Tuesday, April 25, 2006 at 1:30 p.m.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save the Company the expense and extra work of additional solicitation. An addressed envelope, postage paid if mailed in the United States, is enclosed if you wish to vote your shares by mail. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help Fortune Brands reduce postage and proxy tabulation costs.

PLEASE DO NOT RETURN THE ENCLOSED PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET

http://www.proxyvote.com

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Go to the following website:

http://www.proxyvote.com

Have your Proxy Card or Voting Instruction Form in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the Annual Report and Proxy Statement will be delivered to you electronically via e-mail.

VOTE BY TELEPHONE

1-800-690-6903 via touch tone phone

toll-free 24 hours a day / 7 days a week

INSTRUCTION:

Read the accompanying Proxy Statement.

Call the toll-free 800 number provided on your Proxy Card or 1-800-690-6903.

Have your Proxy Card or Voting Instruction Form in hand and follow the instructions.

PARKING FACILITY AND DRIVING DIRECTIONS

Directions from Downtown Chicago to Hotel:

Take 94 West to Route 41. Exit Lake Cook Road from Route 41 (one ramp, lighted intersection exit). Turn left on to Lake Cook Road heading West. The hotel is located approximately 4 miles down on the North East corner of the Lake Cook Road / I-294 intersection. (This route has no tolls)

Directions to Hotel from I-94 Southbound:

Take I-94 heading South to the Lake Cook Road exit (one ramp, lighted intersection exit). Turn left on to Lake Cook Road heading East. Turn left on to Wilmot Road (second traffic light after you exit tollway). First driveway on the left side of street will be the entrance to the Hyatt Deerfield. (This route has several tolls)

Directions to Hotel from I-294 Northbound:

Take I-294 heading North to the Lake Cook Road exit (one ramp, lighted intersection, exact change toll plaza of $ .40). Turn right on to Lake Cook Road. At Wilmot Road (first lighted intersection after exit) turn left. The first driveway on the left side of street will be the entrance to the Hyatt Deerfield. (This route has several tolls)

                   520 Lake Cook Road, Deerfield, Illinois 60015

March 9, 2006

Dear Stockholder:

The Fortune Brands, Inc. 2006 Annual Meeting of Stockholders will be held at 1:30 p.m. (Central Daylight Savings Time) on Tuesday, April 25, 2006 at the Hyatt Deerfield, 1750 Lake Cook Road, Deerfield, Illinois. The sole purpose of the meeting is to consider the business described in the following Notice of Annual Meeting and Proxy Statement.

It is important to ensure that your shares be represented at the meeting, whether or not you personally plan to attend. You can submit your proxy by using the enclosed proxy card, a toll-free telephone number or the Internet. Instructions for using these services are provided on the enclosed proxy card. If you decide to vote your shares using the enclosed proxy card, we urge you to complete, sign, date and return it promptly, using the enclosed postage paid return envelope.

Sincerely,

Norman H. Wesley

Chairman of the Board and Chief Executive Officer

                   520 Lake Cook Road, Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

March 9, 2006

The Annual Meeting of Stockholders of Fortune Brands, Inc. (“Fortune Brands” or the “Company”) will be held at the Hyatt Deerfield, 1750 Lake Cook Road, Deerfield, Illinois, at 1:30 p.m. (Central Daylight Savings Time) on Tuesday, April 25, 2006, to consider and vote upon:

Item 1:	The election of three directors for a term expiring at the 2009 Annual Meeting or until their successors have been elected and qualified (see pages 4 to 34 of the Proxy Statement);

Item 2:	The ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006 (see page 35 of the Proxy Statement);

Item 3:	If presented, a stockholder proposal entitled “Elect Each Director Annually” (see pages 35 to 38 of the Proxy Statement);

Item 4:	If presented, a stockholder proposal entitled “Pay-for-Superior Performance” (see pages 38 to 40 of the Proxy Statement); and

to transact such other business as may properly come before the meeting.

If you held common stock or $2.67 Convertible Preferred stock at the close of business on February 24, 2006, you are entitled to vote at the Annual Meeting. Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet, or (3) by mail. For specific instructions, please refer to the next page of this Proxy Statement and the enclosed proxy card.

We are also soliciting voting instructions from participants in the Fortune Brands Retirement Savings Plan, Fortune Brands Hourly Employee Retirement Savings Plan and Future Brands LLC Retirement Savings Plan who have invested in the Fortune Brands Stock Fund. We ask each plan participant to sign, date and return the enclosed proxy card, or provide voting instructions by telephone or through the Internet. The proxy card will serve as a voting instruction card when we forward it to the trustee.

This Proxy Statement and accompanying proxy are being distributed on or about March 13, 2006.

Mark A. Roche

Senior Vice President, General Counsel and Secretary

VOTING AND PROXIES

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is for stockholders to act upon the matters outlined on the prior page and described in this Proxy Statement, including: (1) the election of directors, (2) the ratification of the appointment of our independent public accounting firm, (3) if presented, consideration of a stockholder proposal entitled “Elect Each Director Annually”, and (4) if presented, consideration of a stockholder proposal entitled “Pay-for-Superior Performance.” In addition, management will respond to questions from stockholders.

Who is entitled to vote?

Only stockholders who owned the Company’s common stock or $2.67 Convertible Preferred stock of record at the close of business on February 24, 2006 are entitled to vote. Each holder of common stock is entitled to one vote per share. Each holder of $2.67 Convertible Preferred stock is entitled to three-tenths (0.3) of one vote per share. The common stock and $2.67 Convertible Preferred stock vote together as a single class. There were 146,364,958 shares of common stock and 214,021 shares of $2.67 Convertible Preferred stock outstanding on February 24, 2006.

What is the difference between being a record holder and holding shares in street name?

A record holder holds shares in his or her own name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf. The majority of stockholders hold their shares in street name.

How do I vote?

Record holders can vote by filling out the accompanying proxy card and returning it in the postage paid return envelope. You can also vote by telephone or the Internet. Voting information is provided on the enclosed proxy card.

If you hold shares in street name, you must vote by giving instructions to your broker or nominee. You should follow the voting instructions on the form that you receive from your broker or nominee. The availability of telephone and Internet voting will depend on your bank’s or broker’s voting process. Your broker or nominee might not be permitted to exercise voting discretion as to some of the matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares might not be voted on those matters and might not be counted in determining the number of shares necessary for approval. Therefore, please give voting instructions to your broker on all four voting items.

How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions relating to the election of directors and Items 2, 3 and 4. We are not aware of any other matter that may be properly presented other than the election of directors and Items 2, 3 and 4. If any other matter is properly presented, the persons named in the enclosed proxy card will have discretion to vote in their best judgment.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your proxy card or when you cast your proxy by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote

FOR:

•	the election of directors;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006;

AGAINST:

•	the stockholder proposal entitled “Elect Each Director Annually”;

•	the stockholder proposal entitled “Pay-for-Superior Performance”; and

in the discretion of the persons listed on the proxy for any other matter that may properly come before the meeting.

Can I go to the Annual Meeting if I vote by proxy?

Yes. Attending the meeting does not revoke your proxy.

How can I revoke my proxy?

You may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting or by delivering a later dated proxy.

Do I have dissenters’ rights?

Under Delaware law, dissenters’ rights are not available to holders of common stock and $2.67 Convertible Preferred stock in connection with Items 1, 2, 3 and 4.

Will my vote be public?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are not disclosed and are only available to the independent Inspectors of Election and certain employees who must acknowledge their responsibility to keep your votes secret.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of common stock and $2.67 Convertible Preferred stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How many votes are needed to approve an Item?

The election of directors will be approved by a plurality of the votes cast. A proxy card marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated.

The affirmative vote of shares representing a majority in voting power of the common stock and $2.67 Convertible Preferred stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of Items 2, 3 and 4. Proxy cards marked as abstentions on Items 2, 3 and 4 will not be voted and will have the effect of a negative vote.

What if I am a participant in the Fortune Brands Retirement Savings Plan, the Fortune Brands Hourly Employee Retirement Savings Plan or the Future Brands LLC Retirement Savings Plan?

We are also mailing this Proxy Statement and a voting instruction card to participants in the Fortune Brands Retirement Savings Plan, the Fortune Brands Hourly Employee Retirement Savings Plan, and the Future Brands LLC Retirement Savings Plan who invest in the Fortune Brands Stock Fund under the Plans. The Trustee of the Plans, as record holder of Fortune Brands’ common stock held in the Plans, will vote whole shares attributable to your interest in the Fortune Brands Stock Fund in accordance with your directions given on the proxy card, by telephone or the Internet. If you invest in the Fortune Brands Stock Fund under the Plans and you sign and return the enclosed proxy card, we will forward it to the Trustee of the Plans. The proxy card will serve as instructions to the Trustee to vote the whole shares attributable to your interest in the manner you indicate on the card.

Item 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of 11 members and is divided into three classes, having three-year terms that expire in successive years. The term of office of directors in Class II expires at the 2006 Annual Meeting. The Board of Directors proposes that the three nominees described below, each of whom are currently serving as Class II directors, be re-elected to Class II for a new term of three years expiring at the 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election. All nominees and all current Class I and Class III directors were elected by the stockholders, except for Mr. A. D. David Mackay who was elected by the Board of Directors effective January 13, 2006. In accordance with the Company’s Corporate Governance Principles and the Company’s retirement age policy, Mr. Thomas C. Hays will retire from the Board immediately following the 2006 Annual Meeting of Stockholders. The Nominating and Corporate Governance Committee and the Board of Directors have waived the retirement age policy for Mr. Gordon R. Lohman. The waiver will allow Mr. Lohman to serve as a director until the 2007 Annual Meeting of Stockholders.

Each of the nominees has consented to be named as a nominee. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The names of the nominees and Class I and Class III directors, along with their present positions, their principal occupations during the past five years, directorships held with other corporations, their ages and the year first elected as a director, are set forth below.

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

NOMINEES FOR DIRECTORS – CLASS II DIRECTORS – TERM EXPIRING 2009

Patricia O. Ewers	Retired since July 2000; President of Pace University prior thereto. Also a director of ACCO Brands Corporation.	70	1991

Eugene A. Renna	Retired since January 2002; Senior Vice President of Exxon Mobil Corporation (oil and petroleum products) from December 1999 to January 2002. Also a director of Ryder System, Inc.	61	1998

David M. Thomas	Chairman of the Board of IMS Health Incorporated (pharmaceutical and healthcare information solution provider) since January 2005; Chairman of the Board and Chief Executive Officer prior thereto. Also a director of Interpublic Group.	56	2000

CLASS III DIRECTORS – TERM EXPIRING 2007

Anne M. Tatlock	Chairman and Chief Executive Officer of Fiduciary Trust Company International (global investment management services) since 2000. A director and Vice Chairman of Franklin Resources, Inc. Also a director of Merck & Co., Inc.	66	1996

Norman H. Wesley	Chairman of the Board and Chief Executive Officer of Fortune Brands, Inc. since December 1999. Also a director of R.R. Donnelley & Sons Company, Pactiv Corporation and ACCO Brands Corporation.	56	1999

Peter M. Wilson	Retired since March 2004; Chairman of Gallaher Group Plc (tobacco products) prior thereto. Also a director of Kesa Electricals plc.	64	1994

CLASS I DIRECTORS – TERM EXPIRING 2008

Pierre E. Leroy	Retired since 2005; President, Worldwide Construction & Forestry Division and Worldwide Parts Division of Deere & Company (farming and lawn care product manufacturer) since December 2003; President, Worldwide Construction & Forestry Division and John Deere Power Systems from 2000 to December 2003. Also a director of ACCO Brands Corporation and Capital One Financial Corporation.	57	2003

Gordon R. Lohman	Retired since 1999; Chairman and Chief Executive Officer of Amsted Industries Incorporated (railroad, construction and building market products) prior thereto. Also a director of Ameren Corporation and ACCO Brands Corporation.	71	1990

A.D. David Mackay	President and Chief Operating Officer of Kellogg Company (producer of cereal and convenience foods) since September 2003; Executive Vice President of Kellogg Company prior thereto. Also a director of Kellogg Company.	50	2006

J. Christopher Reyes	Co-Chairman of Reyes Holdings, L.L.C. (food and beverage distributor). Also a director of The Allstate Corporation, Wintrust Financial Corporation and The Tribune Company.	52	2002

CLASS I DIRECTOR – RETIRING AFTER 2006 ANNUAL MEETING

Thomas C. Hays	Retired since December 1999; Chairman of the Board and Chief Executive Officer of Fortune Brands, Inc. prior thereto.	71	1981

The Board of Directors recommends that you vote FOR election of each nominee.

Last year there were seven meetings of the Board of Directors. Each director attended at least 75% of the total meetings of the Board of Directors and committees of the Board of Directors of which the director was a member. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern to the Company.

For information on the beneficial ownership of securities of the Company by directors and executive officers, see “Certain Information Regarding Security Holdings” on pages 42 through 44.

Director Independence

The Board of Directors has adopted Corporate Governance Principles to address significant issues of corporate governance, including Board composition and responsibilities, compensation of directors and executive succession planning. The Corporate Governance Principles provide that a majority of the members of the Board of Directors and each member of the Audit, Compensation and Stock Option and Nominating and Corporate Governance Committees, must meet certain criteria for independence. Based on the New York Stock Exchange and Securities Exchange Commission independence requirements, the Corporate Governance Principles (which are available on our website, www.fortunebrands.com and available in print to any stockholder who requests them) set forth certain guidelines to assist in determining director independence. Section A.3 of the Corporate Governance Principles states:

“A director shall be considered independent only if the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder, director or officer of an organization that has a material relationship with the Company.

Under no circumstances shall any of the following persons be considered an independent director for purposes of this guideline:

(a)	any current employee of the Company, its subsidiaries, or the Company’s independent auditors;

(b)	any former employee of the Company or its subsidiaries until 3 years after the employment has ended (health, pension or other benefits generally available to retirees shall be deemed to be immaterial to director independence);

(c)	any person who (1) is a current partner or employee of the firm that is the Company’s internal or external auditor; (2) has been within the last 3 years or has an immediate family member that has been within the last 3 years a partner or employee of such firm and worked on the Company’s audit during that time; or (3) has an immediate family member who is currently or within the last 3 years has been an employee of such firm and participates in the audit, assurance or tax compliance (but not tax planning) practice;

(d)	any person who is employed as an executive officer by another company on whose compensation committee one of the Company’s executive officers serves or has served during the prior 3 years;

(e)	any person who receives, or who in any twelve month period within the last 3 years has received, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on future service);

(f)	any person who is any executive officer or an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount that exceeds, in any of the last 3 fiscal years, the greater of $1 million or 2% of the other company’s consolidated gross revenues;

(g)	Any person who is an executive officer of a tax exempt organization if, within the preceding three years, contributions in any single fiscal year from the Company exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues (provided, however, that contributions made pursuant to the Company’s Charitable Awards Program upon a director’s death are deemed immaterial); and
(h)	any person who has an immediate family member (as defined by the New York Stock Exchange Listed Company Manual) who falls into one of the previous six categories.”

In making its independence determinations, the Board of Directors will perform a subjective evaluation of independence in light of the totality of the circumstances with respect to each situation. This subjective evaluation will not be limited to the eight factors set forth above.”

All of the non-employee members of the Board of Directors (i.e., Messrs. Hays, Leroy, Lohman, Mackay, Renna, Reyes, Thomas and Wilson, Mrs. Tatlock and Dr. Ewers) have been determined by the Board to be independent as defined in the New York Stock Exchange Listing Rules and the Company’s Corporate Governance Principles. None of these directors has any relationship with the Company other than being a director and stockholder, other than Mr. Hays who has only an immaterial relationship with the Company. The members of the Audit Committee, Nominating and Corporate Governance Committee and Compensation and Stock Option Committee are all independent directors. Mr. Gordon R. Lohman has been elected as Lead Director to preside at all executive sessions of the Board.

Audit Committee Financial Expert

Each of the members of the Audit Committee as of the date of this Proxy Statement (Pierre E. Leroy, J. Christopher Reyes, Anne M. Tatlock and David M. Thomas) and A. D. David Mackay who will replace Mr. Reyes on the Audit Committee beginning on April 1, 2006, is financially literate, has accounting or financial management expertise and is an audit committee financial expert as defined in Item 401(h)(2) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”). Each Audit Committee member has also been determined by our Board to be independent as such term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act, Rule 10a-3 under the Exchange Act and as defined in the New York Stock Exchange Listing Rules.

Stockholder Communication

The Board of Directors and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Chairman and Chief Executive Officer or the Secretary, 520 Lake Cook Road, Deerfield, Illinois 60015. Stockholders who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Secretary at the address above. The Secretary will forward communications intended for the Board to Mr. Gordon R. Lohman, as Lead Director, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Corporate Secretary may, in his discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Annual Meeting Attendance

The Company does not have a formal policy requiring members of the Board to attend the Annual Meeting, although all directors are strongly encouraged to attend. Due to special Board meetings called in the first quarter of 2005, the April Board meeting was held via teleconference. As a result, at the 2005 Annual Meeting of Stockholders, one director was present in person and one director was present by teleconference.

Waivers of Code of Ethics for the CEO and Senior Financial Officers

If the Company amends or waives any provision of the above-mentioned Code of Ethics, it will disclose such amendment or waiver within four business days on its website.

Committees

The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation and Stock Option Committee, a Nominating and Corporate Governance Committee and a Corporate Responsibility Committee. The charters of each Committee, the Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for the CEO and Senior Financial Officers are available on the Company’s website (www.fortunebrands.com) and in print to any stockholder upon request.

The Board of Directors has approved changes to the membership of certain Committees, effective April 1, 2006. A list of Committee memberships effective April, 2006 may be found on the Company’s website at www.fortunebrands.com. The Committee memberships as of the date of this Proxy Statement are set forth below.

Executive Committee
Members	Messrs. Hays, Lohman, Wilson and Wesley (Chair) and Mrs. Tatlock

Number of Meetings Last Year	One

Primary Functions	Has all the power of the full Board except for specific powers, which by law must be exercised by the full Board. The Executive Committee may not amend the

        Certificate of Incorporation, adopt an agreement of merger, recommend actions for stockholder approval, amend the by-laws, elect, appoint or remove an officer or director, amend or repeal any resolutions of the board, fix the board’s compensation, and unless expressly authorized by the board, declare a dividend, authorize the issuance of stock or adopt a certificate of ownership and merger.

Audit Committee
Members	Messrs. Leroy, Reyes and Thomas (Chair) and Mrs. Tatlock

Number of Meetings Last Year	Eight. The Committee also held four teleconferences to review and discuss quarterly earnings announcements.

Primary Functions

1.    Retains, subject to stockholder ratification, a firm of independent auditors to audit our financial statements and approves the scope of the firm’s audit;

2.    Reviews reports and recommendations of our independent auditors;

3.    Reviews the scope of all internal audits and related reports and recommendations;

4.    Pre-approves all audit and non-audit services provided by our independent auditors;

5.    Monitors integrity of financial statements;

6.    Monitors compliance with financial reporting requirements;

7.    Monitors the independence and performance of our independent auditors and the performance of our internal auditors;

8.    Discusses the Company’s financial statements and its quarterly and annual reports to be filed with the Securities Exchange Commission (the “SEC”);

9.    Reviews the Company’s policies regarding risk assessment and risk management; and

10. Establishes procedures for receiving and responding to concerns regarding accounting and auditing matters.

Compensation and Stock Option Committee
Members	Messrs. Lohman (Chair), Renna and Reyes and Dr. Ewers

Number of Meetings Last Year	Six

Primary Functions

1.    Administers our Long-Term Incentive Plans;

2.    Designates key employees, who hold the title of Vice President or above and operating company chief executives, who may be granted stock options, performance awards and other stock-based awards;

3.    Allocates the total amount of stock options to be awarded to all other key employees and delegates to an officer the authority to designate those key employees;

4.    Designates the number of shares that may be granted to a key employee, within specified limits and sets other terms of stock-based awards;

5.    Reviews and approves compensation and goals for the Chief Executive Officer and evaluates his or her performance, in consultation with the Company’s independent directors;

6.    Sets compensation for our officers who hold the office of Vice President or a more senior office and recommends compensation levels for the Chief Executive Officers of our operating subsidiaries;

7.    Determines the incentive compensation award for those senior officers under the Annual Executive Incentive Compensation Plan;

8.    Retains any compensation consultants to assist in the evaluation of senior executive compensation and benefits; and

9.    Oversees management’s administration of supplemental retirement and other benefit arrangements, compensation agreements and severance agreements for executive officers.

Nominating and Corporate Governance Committee
Members	Messrs. Leroy, Lohman, Renna and Thomas and Mrs. Tatlock (Chair)

Number of Meetings Last Year	Three

Primary Functions	1. Recommends nominees for election as members of the Board of Directors;

2.    Recommends directors for membership on the Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee, including their Chairpersons;

3.    Recommends directors and executive officers for membership on other committees established by the Board of Directors;

4.    Recommends compensation arrangements for non-employee directors;

5.    Develops and recommends a set of corporate governance principles designed to foster an effective corporate governance environment;

6.    Administers our 2002 Non-Employee Director Stock Option Plan and the Stock Plan for Non-employee Directors;

7.    Reviews the charters of Board committees; and

8.    Manages the performance review process of the Board, its committees and management.

Corporate Responsibility Committee
Members	Dr. Ewers (Chair), Messrs. Hays, Wilson and Clarkson Hine (Vice President-Corporate Communications)

Number of Meetings Last Year	Four

Primary Functions

        Reviews and recommends to the Board policies on the Company’s responsibilities to its employees and the community, such as: employee safety; diversity and equal opportunity; philanthropic activities; and the effect of Company operations on the environment.

Nomination Process

The primary functions of the Nominating and Corporate Governance Committee and a list of the Committee members (all of whom have been determined by the Board to be independent as defined by the New York Stock Exchange Listing Rules) are provided above. The Nominating and Corporate Governance Committee Charter, in its entirety, and a current list of the Committee members is available on the Company’s website at www.fortunebrands.com.

The Nominating and Corporate Governance Committee develops and implements policies and procedures by which the Board of Directors exercises its duties for overseeing the performance of the Company. Specific duties and responsibilities of the Nominating and Corporate Governance Committee include annually assessing the size and composition of the Board and its committees, defining director qualifications, as well as criteria for director independence and the selection of director candidates to be recommended to the Board. The Committee also performs succession planning for the Company’s executives.

The Committee, when identifying and evaluating candidates, first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Committee then may retain a third-party search firm to locate candidates that meet the needs of the Board at that time. The firm provides information on a number of candidates, which the Committee discusses. The Committee chair and some or all of the members of the Committee will interview potential candidates that are deemed appropriate. If the Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the standards set forth in the Company’s Corporate Governance Principles, it will vote to recommend to the Board of Directors the nomination of the candidate.

The policy of the Nominating and Corporate Governance Committee is to consider director candidates recommended by stockholders if properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nominating and Corporate Governance Committee as nominees for election to the Board of Directors can do so by writing to the Secretary of Fortune Brands, Inc. at 520 Lake Cook Road, Deerfield, Illinois 60015. Recommendations must include the proposed nominee’s name, biographical data and qualifications, as well as a written statement from the proposed nominee consenting to be named and, if nominated and elected, to serve as a director.

Our Restated Certificate of Incorporation also contains a procedure for direct nomination of directors by stockholders (see pages 44 and 45 of this Proxy Statement). The Nominating and Corporate Governance Committee will then consider the candidate and the candidate’s qualifications. The Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. The Committee may then interview the candidate if the Committee deems the candidate to be appropriate. The Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Nominating and Corporate Governance Committee believes that it is necessary for our directors to possess many qualities and skills. When searching for new candidates, the Committee considers the evolving needs of the Board and looks for candidates that fill any future gap. The Committee believes that all directors must possess a considerable amount of business management and educational experience as well as meet the standards established by the Committee pursuant to the Company’s Corporate Governance Principles. In developing these standards, the Committee considers issues of judgment, diversity, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Committee’s nomination process for stockholder-recommended candidates and all other candidates is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established by the Committee under the Company’s Corporate Governance Principles.

Director Compensation

Cash Compensation.  During 2005, each non-employee director of Fortune Brands, Inc. was paid an annual fee of $50,000 for services as a director and an additional $1,000 for each committee meeting attended. Members of the Audit Committee also received an additional $7,500 for service on the Audit Committee. Messrs. Lohman and Thomas, Mrs. Tatlock and Dr. Ewers received an additional $15,000 for service as the chairperson of the Compensation and Stock Option, Audit, Nominating and Corporate Governance and Corporate Responsibility committees, respectively. The Nominating Committee restructured the non-employee director cash compensation package, effective January 1, 2006, by increasing the annual fee to $70,000 per year and eliminating committee attendance fees.

Under the terms of the 2005 Non-Employee Director Stock Plan, the non-employee directors have the right to elect to receive their cash compensation in common stock of the Company. At this time, Mr. Reyes is the only director who has elected to receive his cash compensation in Company stock.

The Company has an agreement with Mr. Lohman to defer payment of the fees to which he is entitled as a director, including any fees for committee service, until the January following his retirement from the Board. Interest on the deferred amounts is accrued quarterly based on the average quarterly treasury bill rate.

2005 Non-Employee Director Stock Plan.  During 2005, each non-employee director received 700 shares of our common stock under the 2005 Non-Employee Director Stock Plan. The Nominating and Corporate Governance Committee increased the annual share grant from 700 shares to 1,400 shares, effective following the 2006 annual meeting. The Company has an agreement with Mr. Lohman to defer payment of these shares until the January following his retirement from the Board. While receipt of the shares is deferred, dividends are also deferred and accrue interest quarterly from the dates such dividends would have been paid at a rate equal to the average quarterly treasury bill rate.

2002 Non-Employee Director Stock Option Plan.  Each non-employee director who was first elected to the Board of Directors after April 30, 1997 was eligible to receive an annual grant of nonqualified stock options to purchase 2,500 shares of our common stock under our stockholder-approved 2002 Non-Employee Director Stock Option Plan. The 2002 Non-Employee Director Stock Option Plan expires at year-end 2006; however, the Board of Directors has suspended the annual stock option grant for all non-employee directors except for members of the Board that may be adversely affected by tax laws. In the event a director is adversely affected, the Committee may grant that director options instead of shares. The terms of the options granted under this plan are:

(i)	the option price per share shall not be less than fair market value at the time the option is granted;

(ii)	the option does not become exercisable until the holder has been a director for at least one year after the date of grant (except in the case of death or a change in control of Fortune Brands, Inc.) and may generally be exercised for 10 years from the date of grant;

(iii)	if the holder ceases to be a director by reason of death, disability or retirement after five or more years of service, the option will continue to be exercisable until the expiration date set forth in the option agreement, provided that an option may be exercised within one year from the date of death even though beyond the expiration date; and

(iv)	if the holder ceases to be a director for any other reason, the option shall terminate and cease to be exercisable 30 days after cessation of service, except in the event of a change in control of Fortune Brands, Inc.

The Nominating and Corporate Governance Committee also has the option to grant awards of less than 2,500 shares to reflect partial years of service by directors who are appointed after the date of the Company’s annual stockholders meeting.

The 2002 Non-Employee Director Stock Option Plan provides that each option has a limited right that, in the event of a change in control of Fortune Brands, Inc., is exercised automatically unless the Nominating and Corporate Governance Committee determines that the limited right is exercisable at some other time. This limited right entitles the holder of the option to receive cash equal to the number of shares subject to the option multiplied by the difference between the exercise price per share and the greater of:

(i)	the highest price per share paid for shares of our common stock acquired in the change in control; and

(ii)	the highest market value of shares of our common stock during the 60-day period beginning on the date of the change in control.

The option will be canceled to the extent of the exercise of the limited right.

Retirement Benefit for Directors Elected Prior to April 30, 1997.  Each non-employee director who was elected to the Board of Directors prior to April 30, 1997 and who voluntarily retires or decides not to stand for re-election as a director will receive an annual retirement benefit equal to the annual director’s fee in effect at the time of retirement. This amount will be paid for as many years as the director served on the Board. This amount does not include fees for committee service or for service on subsidiaries’ boards of directors. The retirement benefit is payable beginning in the year in which such director retires or attains age 65, whichever occurs later. In the event of the director’s death after retirement, the remainder of the director’s unpaid benefit is paid to the director’s beneficiary in a single lump sum. This benefit was terminated for directors elected after April 30, 1997 and the Non-Employee Director Stock Option Plan (the predecessor to the 2002 Non-Employee Director Stock Option Plan) was adopted as a substitute for this retirement benefit program. All of the directors elected prior to April 30, 1997 elected to receive an annual option grant and none of these directors continue to accrue additional years of credit under the retirement benefit program.

Insurance.  Directors traveling on Company business are covered by our business travel accident insurance policy which generally covers all Company employees and directors. We also pay the cost of group term life insurance coverage for non-employee directors. The annual cost of group term life insurance for 2005 was less than $3,323 for each of our non-employee directors.

Matching Gifts.  Directors are covered under our matching gift program. Under this program, the Company makes a 100% match of gifts totaling up to $5,000 annually by the director to an eligible charitable institution.

Charitable Award Program.  Directors elected prior to December 9, 2003 who are not officers or employees of the Company are eligible to participate in our charitable award program. Although elected prior to December 9, 2003, Mr. Wilson does not participate in this program. Mr. Mackay is not eligible and does not participate in this program. All other directors, except for Mr. Wesley, participate in this program. Under the program, the Company makes contributions of up to $500,000 for each director to a charitable, educational or other qualified organization designated by the director. The contribution is made after the death of the director. The Company has life insurance to reimburse itself for the $500,000 contributions to be made for each director except for Messrs. Reyes and Leroy. For Messrs. Reyes and Leroy, the Company annually records a $100,000 expense until the obligation is fully reserved. On December 9, 2003, the Board of Directors approved the elimination of this program. Directors first elected on or prior to December 9, 2003 (which includes all directors and director nominees, except Messrs. Wesley, Wilson and Mackay) are still covered under this program.

Stock Ownership Guidelines.  Stock ownership guidelines have been established for non-employee directors of the Company. These guidelines were established to align their interests with those of the stockholders. The guidelines encourage directors to own three times their annual basic fee. Directors are asked to comply with these guidelines within five years after their initial election to the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and executive officer of the Company who is subject to Section 16 of the Exchange Act is required to file with the Securities and Exchange Commission (“SEC”) reports regarding their ownership and changes in ownership of our equity securities. Reports received by the Company indicate that, with respect to transactions known to the Company, all these directors and executive officers have filed all requisite reports with the SEC on a timely basis during or for 2005.

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned by the five most highly compensated executive officers during each of our past three fiscal years:

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Total Salary and Bonus ($)	Other Annual Compen- sation ($)(1)	Securities Underlying Options/ SARs(#)	Options/ SARs Grant Date Value ($)	LTIP Payout ($)(2)	Total Long-Term Compen- sation ($)	All Other Compen- sation ($)(3)

Norman H. Wesley Chairman of the Board and Chief Executive Officer	2005 2004 2003	1,100,000 1,040,000 1,000,000	1,438,700 1,467,600 1,217,200	2,538,700 2,507,600 2,217,200	1,881,486 584,273 309,866	171,000 190,000 190,000	2,747,970 3,123,600 2,553,600	4,917,258 4,903,200 3,876,192	7,665,228 8,026,800 6,429,792	262,971 230,469 270,586

Craig P. Omtvedt Senior Vice President and Chief Financial Officer	2005 2004 2003	555,000 535,000 515,000	494,900 461,400 405,614	1,049,900 996,400 920,614	761,590 189,839 149,107	85,000 95,000 95,000	1,365,950 1,561,800 1,276,800	2,028,320 2,022,570 1,676,467	3,394,270 3,584,370 2,953,267	107,741 98,933 113,255

Mark A. Roche Senior Vice President, General Counsel and Secretary	2005 2004 2003	458,000 440,000 422,000	326,700 345,000 302,152	784,700 785,000 724,152	161,280 154,211 96,914	54,000 60,000 60,000	867,780 986,400 806,400	1,290,770 1,287,090 1,036,867	2,158,550 2,273,490 1,843,267	83,220 77,240 87,668

Christopher J. Klein Senior Vice President – Strategy and Corporate Development	2005 2004 2003	390,000 362,000 237,371	528,200 447,240 250,600	918,200 809,240 487,971	35,910 15,074 0	54,000 60,000 60,000	867,780 986,400 806,400	1,290,770 858,000 339,167	2,158,550 1,844,400 1,145,567	80,978 60,237 23,432

Mark Hausberg Senior Vice President – Finance and Treasurer	2005 2004 2003	325,000 315,000 305,000	193,200 247,000 218,380	518,200 562,000 523,380	94,880 89,953 67,796	25,000 28,000 28,000	401,750 460,320 376,320	553,143 551,610 474,805	954,893 1,011,930 851,125	62,011 58,298 66,120

Footnotes to Summary Compensation Table

(1)	The “Other Annual Compensation” column includes amounts paid to certain executive officers in connection with our retirement program. The executive officers named above are not covered under the Company’s tax qualified defined benefit pension plan (except for Mr. Klein). As a replacement, their pension benefits are provided under our Supplemental Plan. Contributions made to employee grantor trusts to fund these benefits are taxable to executives. As such, contributions are made net of required tax withholding. The gross pre-tax benefit mirrors the benefit which would be provided under the Company’s tax-qualified pension plan (as outlined in the pension plan table on page 21). These arrangements have been approved by stockholders.

Once contributions are made to the employee grantor trusts, they become assets of the executive. To avoid any excess funding the trusts are intentionally funded very conservatively. As is the case under the Company’s tax-qualified pension plan that is generally available to all employees, once an executive attains age 55 and has 12 years of service, he is eligible for an early retirement benefit. Larger “catch-up” contributions are made to the employee grantor trusts after an executive becomes eligible for early retirement benefits due to the valuation of the early retirement benefit. In 2005, substantial contributions were made for Messrs. Wesley and Omtvedt due to their becoming eligible for early retirement.

The amount we list above in the “Other Annual Compensation” column includes the following amounts provided to the executive for tax withholding related to the employee grantor trust contributions described above:

	2005	2004	2003
Norman H. Wesley	$1,676,286	$411,998	$203,520
Craig P. Omtvedt	676,945	115,329	103,024
Mark A. Roche	107,415	108,128	68,555
Mark Hausberg	71,795	68,851	54,679

Also included in the Other Annual Compensation column for 2005 are the following dividends paid on performance awards under the Company’s Long-Term Incentive Plans: $205,200 for Mr. Wesley; $84,645 for Mr. Omtvedt; $53,865 for Mr. Roche, $35,910 for Mr. Klein and $23,085 for Mr. Hausberg.

(2)	The amount we list in the “LTIP Payout” column is the value of performance awards for the performance period that ended in the year reported. For example, the amount for 2005 includes the performance awards paid in 2006 based upon targets achieved for the 2003-2005 period. Executive officers who meet certain internal share ownership guidelines are eligible to receive the performance awards, which are denominated in shares, in cash. For the award paid in 2006, the full amount was paid in cash to Messrs. Wesley, Omtvedt, Roche and Hausberg. Mr. Klein received a portion of his award in shares and a portion in cash.

(3)	The amount we list in the “All Other Compensation” column includes: (a) Company contributions to the tax qualified defined contribution plan of the Company, (b) profit-sharing amounts under the Company’s Supplemental Plan, and (c) the value of premiums paid by the Company life insurance programs. We describe these benefits below.

(a)	Defined Contribution Plan Contributions. Company contributions for 2005 to the Company’s tax qualified defined contribution plan were $22,500 for each of Messrs. Wesley, Omtvedt, Roche and Hausberg and $19,350 for Mr. Klein.

(b)	Supplemental Plan. The Supplemental Plan credits certain executives with amounts that would have been contributed to their accounts under the same profit-sharing formula set forth in our tax qualified defined contribution plan but which could not be contributed because of Internal Revenue Code limitations. Profit-sharing credits earned under our Supplemental Plan for 2005 were: $212,184 for Mr. Wesley; $72,576 for Mr. Omtvedt; $53,370 for Mr. Roche; $56,452 for Mr. Klein; and $32,580 for Mr. Hausberg.

In order to fund the Company’s obligations to provide these profit-sharing benefits under the Supplemental Plan, the Company made contributions in 2005 in the following amounts under employee grantor trust funding arrangements approved by stockholders: $114,513 for Mr. Wesley; $41,047 for Mr. Omtvedt; $29,973 for Mr. Roche; and $18,324 for

Mr. Hausberg. The Company funds only an amount sufficient to provide the expected after-tax profit-sharing benefit. These contributions to the trusts are not listed in the “All Other Compensation” column, because they were made to fund profit-sharing credits that are already disclosed in the “All Other Compensation” column.

As described in footnote (1) above, the Company also made contributions in 2005 to the trusts to fund its obligations for pension benefits under the Company’s Supplemental Plan. Contributions are made on an after-tax basis, as described in footnote (1). These contributions were: $2,424,351 for Mr. Wesley, $969,972 for Mr. Omtvedt, $122,377 for Mr. Roche and $83,534 for Mr. Hausberg. These contributions are not listed in the “All Other Compensation” column because they were made to fund supplemental pension benefits already disclosed in the Pension Plan table and related discussion on page 21.

(c)	Additional Life Insurance Program. The Company provides an additional life insurance program for employees at the director level and above, including Messrs. Wesley, Omtvedt, Roche, Hausberg and Klein. The amounts set forth in the “All Other Compensation” column for 2005 for Messrs. Wesley, Omtvedt, Roche, Hausberg, and Klein include the dollar value of insurance premiums paid by the Company in 2005. These amounts are: $26,954 for Mr. Wesley; $11,332 for Mr. Omtvedt; $6,017 for Mr. Roche; $3,843 for Mr. Klein; and $5,598 for Mr. Hausberg. In addition, the amounts set forth in the “All Other Compensation” column for 2005 include income of $1,333 for each of Messrs. Wesley, Omtvedt, Roche, Klein and Hausberg related to reimbursement of long-term disability insurance premiums.

The following table provides information on grants of stock options made in 2005:

Option/SAR Grants in Last Fiscal Year

Individual Grants

Name	Number of Securities Underlying Options/SARs Granted (#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date (2)	Grant Date Present Value ($)(3)
Norman H. Wesley	171,000	7.3%	$82.16	9/27/12	2,747,970
Craig P. Omtvedt	85,000	3.6%	82.16	9/27/12	1,365,950
Mark A. Roche	54,000	2.3%	82.16	9/27/12	867,780
Christopher J. Klein	54,000	2.3%	82.16	9/27/12	867,780
Mark Hausberg	25,000	1.1%	82.16	9/27/12	401,750

(1)	All options are for shares of common stock of the Company. No stock appreciation rights (“SARs”) were granted during 2005. Options are generally not exercisable for one year after the date of grant. The options granted during 2005 become exercisable in three equal annual installments beginning one year after the date of grant.

(2)	The 2003 Long-Term Incentive Plan provides that each option shall have a limited right (“Limited Right”) which generally is exercised automatically on the date of change in control of the Company. The Limited Right generally entitles the holder of the option to receive cash equal to the number of shares subject to the option multiplied by the difference between the exercise price per share and the fair market value of such shares at the date of exercise of the Limited Right. The option is canceled to the extent of the exercise of the Limited Right.

(3)	Grant Date Present Value is determined using the Black-Scholes option pricing model based on the following assumptions:

(a)	an expected option term of 3.9 years which reflects a reduction of the actual seven-year term (ten-year term prior to September 2005) of an option based on historical data regarding the average length of time an optionee holds the option before exercising;

(b)	a risk-free weighted-average rate of return of 3.81%, the rate of a five-year U.S. Treasury Zero Coupon Bond corresponding to the expected option term;

(c)	stock price volatility of 22.34% based on daily closing stock market quotations for the period March 2001 to September 2005; and

(d)	a yield of 1.75% based on the annual dividend rate of $1.44 per share at the date of grant.

The Grant Date Present Values in the table are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized by an optionee will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

The following table provides information concerning exercise of stock options made during 2005 by each of the following most highly compensated executive officers:

Aggregated Option/SAR Exercises in Last Fiscal Year and

Fiscal Year-End Option/SAR Values(1)

Name	Shares Acquired on Exercise (#)(1)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options/SARs at FY-End ($) Exercisable/ Unexercisable
Norman H. Wesley	0	0	798,949/370,421	30,446,312/2,760,642
Craig P. Omtvedt	0	0	229,537/184,709	6,432,926/1,380,300
Mark A. Roche	3,883	193,043.35	241,473/116,974	8,556,877/871,765
Christopher J. Klein	0	0	62,976/116,974	1,168,625/871,765
Mark Hausberg	28,362	1,573,270.26	144,783/54,386	5,628,284/406,795

(1)	No SARs were exercised during 2005 and no SARs were outstanding as of February 15, 2006.

The following table provides information concerning long-term compensation awards made during 2005 to the following most highly compensated executive officers:

Long-Term Incentive Plan—Awards in Last Fiscal Year

Performance Period 2006-2008

Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold (#)	Target (#)	Maximum (#)
Norman H. Wesley	32,000	3 years	16,000	32,000	48,000
Craig P. Omtvedt	13,000	3 years	6,500	13,000	19,500
Mark A. Roche	8,600	3 years	4,300	8,600	12,900
Christopher J. Klein	8,600	3 years	4,300	8,600	12,900
Mark Hausberg	3,400	3 years	1,700	3,400	5,100

(1)	Performance share awards were granted for the January 1, 2006 – December 31, 2008 performance period. These figures represent the number of shares that will be awarded upon attainment of the average consolidated return on equity and cumulative increase in diluted earnings per share targets for the performance period 2006-2008.

The number of shares of common stock to be delivered for the performance period 2006-2008 is based on the level of achievement of specified operating goals of the Company and its consolidated subsidiaries during the performance period. The target number of shares will be earned if 100% of the targeted average consolidated return on equity and cumulative diluted earnings per share are achieved and an additional amount of shares will be paid if the targeted goals are exceeded, but the maximum number of shares paid will not exceed 150% of the target amount. The threshold amount will be earned at the achievement of approximately 90% of the targeted average consolidated return on equity and cumulative diluted earnings per share. In addition, cash dividend equivalents will be paid, but only to the extent that the performance goals are achieved.

Retirement Plans

The following table sets forth the highest estimated annual retirement benefits payable to persons in the specified compensation and years of service classifications upon retirement at normal retirement date, assuming election of an annuity for the life of the employee only, under the plans of the Company under which executive officers of the Company would be entitled to benefits:

Pension Plan Table

	Estimated Annual Retirement Benefits for Representative Years of Credited Service
Remuneration	10	15	20	25	30	35
$500,000	$87,500	$131,250	$156,250	$187,500	$225,000	$262,500
600,000	105,000	157,500	187,500	225,000	270,000	315,000
700,000	122,500	183,750	218,750	262,500	315,000	367,500
800,000	140,000	210,000	250,000	300,000	360,000	420,000
900,000	157,500	236,250	281,250	337,500	405,000	472,500
1,000,000	175,000	262,500	312,500	375,000	450,000	525,000
1,100,000	192,500	288,750	343,750	412,500	495,000	577,500
1,200,000	210,000	315,000	375,000	450,000	540,000	630,000
1,300,000	227,500	341,250	406,250	487,500	585,000	682,500
1,400,000	245,000	367,500	437,500	525,000	630,000	735,000
1,600,000	280,000	420,000	500,000	600,000	720,000	840,000
1,800,000	315,000	472,500	562,500	675,000	810,000	945,000
2,000,000	350,000	525,000	625,000	750,000	900,000	1,050,000
2,200,000	385,000	577,500	687,500	825,000	990,000	1,155,000
2,400,000	420,000	630,000	750,000	900,000	1,080,000	1,260,000
2,600,000	455,000	682,500	812,500	975,000	1,170,000	1,365,000
2,800,000	490,000	735,000	875,000	1,050,000	1,260,000	1,470,000
3,000,000	525,000	787,500	937,500	1,125,000	1,350,000	1,575,000

The estimated retirement benefits in the preceding table include any offset for Social Security benefits. The compensation covered by the plans that provide retirement benefits to executive officers generally includes the categories of “Salary” and “Bonus” from the Summary Compensation Table shown above on page 16, averaged over the five highest consecutive years. The years of service of Messrs. Wesley, Omtvedt, Roche, Hausberg and Klein are 21, 16, 24, 12 and 3, respectively. Mr. Roche, who joined our employ in 1988, has a special retirement arrangement which credits him with service since 1981 in order to recognize that he devoted full time to our legal affairs from 1981 through 1988 while with an outside law firm.

Supplemental Plan.  All of the executive officers named in the Summary Compensation Table on page 16 participate in the Supplemental Plan. Messrs. Wesley, Omtvedt, Roche and Hausberg are accruing benefits after 1995 solely under the Supplemental Plan rather than the Company’s tax qualified Retirement Plan. The Supplemental Plan provides that certain senior officers of Fortune Brands, Inc. will receive an annual benefit equal to 52 1/2% of average compensation during the five highest-paid consecutive years of employment if designated by the Compensation and Stock Option Committee to receive this benefit. Messrs. Wesley, Omtvedt, Roche and Hausberg are entitled to this retirement benefit. This 52 1/2% benefit is reduced by 1 1/2% of such average compensation for each year that the officer retires prior to age 65 unless he has completed 35 years of service. The benefit is also reduced by benefits under the Fortune Brands Pension Plan and the retirement plans of our subsidiaries and any prior employer.

The Supplemental Plan also pays the difference between the benefits payable under our tax qualified Retirement Plan and the amount that would have been paid if the Internal Revenue Code did not have a limit on the amount of annual benefits that may be paid from a tax qualified Retirement Plan. The current Internal Revenue Code limit is the lesser of $175,000 or the employee’s average annual compensation during the three highest-paid consecutive years of employment. The Internal Revenue Code also provides that benefits under tax qualified plans cannot be based on compensation in excess of a certain limit, currently $220,000. The Supplemental Plan provides the difference between the amount paid under our tax qualified plans and the amount that would have been paid if the tax-qualified plans did not have a limit on compensation. In calculating benefits, no credit is given for service in excess of 35 years.

Agreement with Mr. Wesley.  Mr. Wesley has an agreement that his average annual compensation under the Supplemental Plan will be determined using his three highest-paid consecutive calendar years of employment rather than five. If Mr. Wesley becomes disabled or dies prior to normal retirement age of 65, his employment is terminated for reasons other than cause, or Mr. Wesley terminates his employment for good reason (as defined in the agreement), Mr. Wesley’s compensation at the date of his retirement and his service will be deemed to have continued until his normal retirement age for purposes of calculating this retirement benefit.

Change in Control Agreements.  We have agreements with Messrs. Wesley, Omtvedt, Roche, Hausberg and Klein to provide each of them with benefits if they are terminated following a change in control of Fortune Brands, Inc. Each agreement states that if, subsequent to a change in control, (1) Fortune Brands, Inc. terminates the officer’s employment for a reason other than disability or cause, or (2) the officer decides to terminate his employment for good reason (as defined in the agreement), the officer will receive:

(i)	three years of base salary, three times the amount of his annual incentive compensation award and defined contribution plan allocation (and the supplemental profit-sharing allocation under the Supplemental Plan);

(ii)	three additional years of service and earnings credit under our retirement plans and agreements; and

(iii)	three additional years of coverage under our life, health, accident, disability and other employee plans.

If the special excise tax under Section 280G of the Internal Revenue Code applies, the agreements provide that we will restore amounts lost by the executive officer. The Company has established a “rabbi” trust with a bank for the purpose of paying such amounts. The executive officer would also be entitled to retain his split-dollar life insurance policy in order to provide his death benefit, but any insurance proceeds after death in excess of the death benefit will be returned to the Company. Any amounts payable under these change in control agreements are reduced by amounts payable under the severance agreements referred to below.

Severance Agreements.  We have agreements with Messrs. Wesley, Omtvedt, Roche, Hausberg and Klein, to provide each of them with severance benefits without regard to a change in control if Fortune Brands, Inc. terminates their employment for reasons other than disability or cause or if they terminate their employment for “good reason” (as defined in the agreement). The severance agreements provide the same benefits as those described above for a termination of employment following a change in control except that the multiplier is three in the case of Mr. Wesley and two in the case of Messrs. Omtvedt, Roche, Hausberg and Klein.

The following table summarizes amounts payable under these agreements for executive officers:

SEVERANCE AGREEMENTS
Executive	Years of Base Salary	Multiple of Annual Incentive Pay (Bonus) and Annual Defined Contribution Plan Allocation (Profit Sharing and Match)	Years of Service and Earnings Credit Under Pension Plan	Years of Coverage Under the Company’s Health and Welfare Plans
Norman H. Wesley	3	3	3	3
Other Named Executive Officers	2	2	2	2

CHANGE OF CONTROL AGREEMENTS
Executive	Years of Base Salary	Multiple of Annual Incentive Pay (Bonus) and Annual Defined Contribution Plan Allocation (Profit Sharing and Match)	Years of Service and Earnings Credit Under Pension Plan	Years of Coverage Under the Company’s Health and Welfare Plans
Norman H. Wesley	3	3	3	3
Other Named Executive Officers	3	3	3	3

Report of the Compensation and Stock Option Committee on Executive Compensation

The Company’s executive compensation program (the “Program”) assists the Company in attracting, motivating and retaining executives that it needs in order to maximize its return to stockholders. The Program is rooted in the pay-for-performance principle. It is intended to tie a significant portion of executive compensation to Company performance and to align executive and stockholder interests.

Toward that end, the Program provides:

(i)	competitive levels of salary and total compensation;

(ii)	annual incentive compensation that is tied to the financial performance of the Company and its operating companies; and

(iii)	long-term incentive compensation to reward long-term Company and operating company financial performance and to link executives’ interests to shareholders’ interests.

The Program consists of three basic elements — base salaries, annual incentive bonuses and long-term incentives. The Program provides the flexibility to reward executives based on their individual contributions and Company performance. The Company designs the long-term incentive plans covering its executive officers to ensure that incentive compensation reflects the profitability of the Company and the performance of the Company’s common stock.

Committee Responsibilities

Under the Company’s By-laws and the Charter of the Compensation and Stock Option Committee (the “Committee”), the Committee has the following responsibilities: (i) reviews and approves compensation and goals for the Chief Executive Officer and evaluates his or her performance; (ii) approves the salaries of Vice Presidents and more senior officers; (iii) selects annual corporate performance measures and determines bonuses under the Annual Executive Incentive Compensation Plan; (iv) grants awards under the Company’s 2003 Long-Term Incentive Plan, which in 2005 consisted of stock options and performance share awards; (v) reviews the design of the incentive plans and recommends changes to the board of directors; and (vi) assesses the competitiveness and effectiveness of all compensation programs. The Committee consists entirely of non-employee, independent directors.

In 2005, the Committee, along with its outside consultant, established a survey group of companies against which to benchmark both compensation for executives with similar responsibilities and the Company’s financial performance. The survey group includes 32 consumer products companies with median 2004 revenue of $9.6 billion. In addition, the Committee also considered competitive information from compensation surveys conducted by Hewitt Associates and Towers Perrin. Most of the companies in these compensation surveys are in the S&P 500 and some are in the Peer Group Index described on pages 31 and 32. The Committee relies on a broad array of companies for comparative analysis of executive compensation because it believes that the Company’s competitors for executive talent are more varied than the Peer Group. Finally, the

Committee solicits compensation information and advice from the Committee’s outside consultant.

In 2005, the Committee conducted an extensive review of the Company’s performance as compared to corporate performance of the survey group across seven critical financial and shareholder metrics, including earnings per share growth, operating cash flow growth, total shareholder return and sales growth. The Committee then assessed compensation (both target levels of compensation and actual compensation) of the Company’s executive officers in light of the results of this review. The Committee determined that compensation provided to the Chief Executive Officer and other executive officers was appropriately aligned with the Company’s performance relative to other companies in the survey group over both short and longer term time periods.

During the three-year performance period reviewed by the Committee, as compared to the survey group, the Company performed at the top of the third quartile or the fourth quartile (the fourth quartile being the highest) in the following areas: earnings per share growth, operating cash flow growth, total shareholder return and sales growth. In addition, shareholder return, over a five-year annualized rate, was 25% versus the Dow Jones’ 2%, the S&P 500’s 1% and NASDAQ’s -2% return to shareholders.

Each element of the Program is described in the report below, including a discussion of the specific actions taken by the Committee for 2005 concerning the Chief Executive Officer and other executive officers.

Base Salaries

In determining salary adjustments for the Chief Executive Officer and other executive officers, the Committee considered each executive’s individual performance and the competitive salary levels for executives with similar responsibilities within the survey group. The average salary increase for executive officers during 2005 was 6.4%. The average salary increase for the survey group was 3.7%. The salary levels of the Company’s executive officers were generally within the third quartile of the survey group (the fourth quartile being the highest).

Annual Incentive Bonuses

The Company’s Annual Executive Incentive Compensation Plan, which was approved by stockholders in 2002, covers officers holding the office of Vice President and above. In January, 2005 the Committee established an incentive bonus fund for the year equal to 2.5% of adjusted net income (defined as the Company’s income from continuing operations). The Company determined net income in accordance with generally accepted accounting principles, as reflected in the audited consolidated statement of income for 2005. Net income is then adjusted by the Company to:

(i)	eliminate restructuring charges or credits;

(ii)	eliminate other nonrecurring charges or credits, as disclosed in the audited financial statements and notes;

(iii)	include the results of operations for such year from businesses classified as “discontinued operations” prior to the disposition dates;

(iv)	to the extent not adjusted pursuant to the above items, eliminate gains or losses resulting from the sale, disposal or write-down of intangible assets,

land or buildings, charges for impaired assets, businesses, securities resulting from the sale of businesses and the sale of financial instruments; and

(v)	exclude earnings from acquired Allied Domecq brands.

The Committee also established a maximum percentage of the incentive bonus fund that could be awarded to each executive officer. These maximum percentages are: 13.5% to Mr. Wesley, 7.5% to Messrs. Omtvedt, Roche, Klein and Hausberg, and 2.5% to 5.0% to the other executive officers.

Although the incentive bonus fund and the percentage of the fund allocated to each executive officer determine the maximum amount that can be paid individually and in the aggregate, the Committee’s practice has been to approve incentive bonus awards based primarily on target bonus levels set for each executive officer and pre-established earnings per share growth targets. Specifically, in order to allocate the incentive bonus fund among the executives, the Committee established a competitive target level for the annual bonuses equal to 110% of salary for Mr. Wesley and 40-75% of salary for all other executive officers. Actual bonus awards are calculated based primarily on the Company’s earnings per share performance, ranging from 0 - 200% of the target bonus amount. The Committee has the authority to reduce, or increase, the incentive bonus award below or above the executive’s target bonus level as adjusted for Company performance, for example, if it believes adjustment is warranted based on performance. In no event can an executive officer’s incentive bonus award exceed the maximum percentage of the incentive bonus fund allotted to the officer.

The Committee determined award payments to Mr. Wesley and the executive officers based primarily on actual earnings per share growth as compared to earnings per share growth targets set at the beginning of 2005. To a limited extent, the Committee also considered major efforts in 2005 to achieve the spin-off of the Company’s office products business and the acquisition of more than 25 global and national premium spirits and wine brands. The total amount of the incentive bonuses paid to eligible officers for 2005 was 21% of the total authorized incentive fund.

Long-Term Incentives

Under the Company’s 2003 Long-Term Incentive Plan, the Committee can grant to key employees of the Company and its subsidiaries a variety of long-term incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards, dividend equivalents and other stock-based incentives. During 2005, the Committee granted incentive stock options and nonqualified stock options to executive officers of the Company. The Committee also granted performance share awards and dividend equivalents for a three-year performance period.

The Committee intends that stock options and performance awards serve as a significant portion of the executives’ total compensation package. They are granted in consideration of present and anticipated performance, as well as past performance. The stock options and performance awards offer the executive officers significant long-term incentives to increase their efforts on behalf of the Company and its subsidiaries, to focus managerial efforts on enhancing stockholder value and to align the interests of the executives with the stockholders.

The Committee’s compensation philosophy is to have long-term incentives that pay more for superior performance and less if performance does not achieve that level. The Committee, in determining stock option and performance award grants to the individual executive officers, considered the award levels granted to executives with similar job responsibilities in the survey group and information presented by the Committee’s outside consultant. The Committee also compared the performance of the companies in the survey group to the performance of the Company. The Committee believes that it is desirable to set a competitive percentile target as compared to the survey group in order to reward executive officers for strong performance and to increase their efforts on behalf of the Company, its subsidiaries and its stockholders. Grants were designed so that stock options comprise the greatest portion of the long-term incentive grant (ranging from 50% to 75% of the total long-term incentive grant for individual executive officers). Performance awards comprise the remainder.

During 2005 the Committee assessed its past practice regarding stock options to determine whether changes were warranted. The Committee concluded that stock options serve a valuable purpose in aligning executive officers’ interests with stockholder’s interests. Because stock options vest over time, and executive officers will only realize value in stock options if the price of the Company’s common stock appreciates over time, the Committee felt that stock options serve not only as incentive for superior performance, but also as a retention device. The Committee felt this was particularly relevant for the award in 2005, since the Company’s stock reached an all-time high in 2005. Accordingly, the Committee decided that it was appropriate to continue granting incentive and nonqualified stock options. However, the Committee reduced stock option grants by 10% as compared to prior years’ grants due to increased Black-Scholes valuations of stock options. The options have an exercise price equal to the fair market value of the stock on the date of grant. The options become exercisable in three annual installments beginning one year after the grant date, and expire 7 years after the grant date (options granted before September 2005 expired 10 years after the grant date). Executive officers will realize benefits from stock options only if the market value of the Company’s common stock increases. Executives do not benefit unless the Company’s shareholders benefit.

The Committee also granted performance share awards for the 2006-2008 performance period that are contingent upon the Company and its subsidiaries achieving specified average return on equity and cumulative diluted earnings per share targets over the performance period. The target number of shares of the Company’s common stock will be earned if the Company achieves 100% of the targeted consolidated return on equity and cumulative diluted earnings per share are achieved. An additional amount of shares will be paid under the terms of the grant if the targeted goals are exceeded. However, the maximum number of shares paid can never exceed 150% of the target amount. No performance share awards will be paid unless approximately 90% of the targeted consolidated return on equity and cumulative diluted earnings per share are achieved. In that event, 50% of the target number of shares will be earned. Recipients of performance awards will receive cash dividend equivalents at the time of payment equal to the cash dividends that would have been paid on the shares had the recipient owned the shares during the performance period.

As described above, the Committee extensively reviewed the Company’s performance in recent years and compared it to the survey group in order to confirm that the performance measures the Committee previously set for performance share awards were sufficiently rigorous and demanding. After this review, the Committee determined that the Company’s performance generally exceeded the median or mean of the performance of the survey group and merited the level of compensation awarded to executive officers under the Long-Term Incentive Plan.

CEO Compensation

The Committee meets in executive session to evaluate the Chief Executive Officer’s performance and to determine his salary and other components of his compensation. After reviewing competitive compensation data, the Committee assessed the individual contributions of Mr. Wesley as well as Company performance relative to both pre-established goals and performance of other companies in the survey group. In particular, when establishing Mr. Wesley’s compensation, the Committee focused on his leadership and the fact that the Company achieved a large transformation, divesting its office products business and completing a $5.2 billion spirits and wine acquisition, while maintaining momentum in its Home & Hardware business. The salary increase for Mr. Wesley for 2005 was 5.8%, which placed him at the 57th percentile of the survey group.

Mr. Wesley’s performance share award and his stock options for 2005 were granted in accordance with the philosophy and practice described above for other executive officers. Mr. Wesley’s long-term incentive grant placed him within the third quartile of the survey group.

During 2005, the Committee used a tally sheet to assist it in analyzing Mr. Wesley’s compensation, including salary, annual and long-term incentive payments, and employee benefits and perquisites. This assessment also included a review of compensation payable in connection with a separation of employment under various separation scenarios, such as voluntary separation, involuntary separation and separation following a change of control.

Stock Ownership Guidelines

The Committee believes it is important for executive officers to have a significant equity interest in the Company so that their interests are better aligned with stockholders. Accordingly, it periodically reviews executives’ compliance with the Company’s stock ownership guidelines. These guidelines are:

Chairman and Chief Executive Officer	4 times salary
Senior Vice Presidents and First-Tier Chief Executive Officers	2 times salary
Vice Presidents	1 times salary

The Committee determined that all executive officers exceed these guidelines.

Perquisites

The Committee believes the Company’s Program described above is sufficient for attracting and retaining talented management and that providing large perquisites is neither necessary nor in stockholders’ best interests. Accordingly, no executive officer, including Mr. Wesley, receives perquisites that have a value in aggregate in excess of $50,000. Although Mr. Wesley used Company aircraft for his personal use in 2005, he reimbursed the Company for such usage at a rate equal to the Company’s operating cost. His personal usage accounted for 2% of the total Company aircraft flight time in 2005.

Severance Agreements and Change of Control Agreements

Mr. Wesley and the other executive officers have agreements that provide severance benefits in the event termination of employment under specified circumstances. These individuals also have agreements that provide enhanced severance benefits, including a tax gross-up if certain excise taxes are triggered, in the event of a termination of employment following a change of control. The amounts payable under the change of control agreements are reduced by the amounts payable under the severance agreements so there is no duplication of payments and benefits. These agreements are summarized on pages 22 and 23 of this Proxy Statement.

Pension Benefits and Related Trusts

The Chief Executive Officer and Messrs. Omtvedt, Roche and Hausberg are not eligible for the Company’s tax-qualified pension plan that is generally available to other employees. As a replacement, the Company provides a “non-qualified” pension plan with a benefit that is similar to the pension benefit provided under the tax-qualified pension plan. After-tax contributions are made to employee grantor trusts to fund these benefits. These contributions are taxable to executives. Therefore, the Company provides a tax gross-up with respect to the contributions. These arrangements have been approved by stockholders. The Committee has determined that no new trusts will be approved and no new trusts have been established since 1999.

Once contributions are made to the employee grantor trusts, they become assets of the executive. To avoid any excess funding due to applicable interest rates or actuarial assumptions in a given year, the Company intentionally funds the trusts very conservatively. As is the case under the tax-qualified pension plan generally available to all employees, once an executive attains 55 and has 12 years of service, he is eligible for an early retirement benefit. Larger “catch-up” contributions are made following an executive’s attainment of age 55 and 12 years of service to reflect the change in the value of the benefit due to early retirement eligibility. As disclosed in footnote 3 to the Summary Compensation Table on page 16 of this Proxy Statement, substantial contributions were made for Messrs. Wesley and Omtvedt in 2005 due to their becoming eligible for early retirement.

Tax Treatment

The Internal Revenue Code limits the allowable tax deduction that may be taken by the Company for compensation paid to the Chief Executive Officer and the other highest paid executive officers required to be named in the Summary Compensation Table on page 16. The limit is $1 million per executive per year, although compensation payable solely based on performance goals is excluded from the limitation. All compensation of executive officers is fully tax deductible by the Company with the exception of $5,455,622, primarily due to employee grantor trust funding. As described above, employee grantor trusts were established to provide retirement benefits for executives who are not permitted to participate in the Company’s tax-qualified pension plan. These trusts have been approved by stockholders. The Committee intends that the annual incentive bonus, stock options and performance awards qualify as performance-based compensation so that these awards may qualify for the exclusion from the $1 million limit.

Although the Company does not provide any traditional deferred compensation plans to its executive officers, it has determined that Section 409A of the Internal Revenue Code applies to certain supplemental retirement plans and executive severance arrangements. Accordingly, the Company currently administers its plans and arrangements and will amend them by December 31, 2006 to comply with Section 409A, in accordance with applicable regulations.

Compensation Consultant and Process

The Committee has retained Hewitt Associates as the Committee’s outside consultant. The consultant regularly meets with the Committee and is included during executive sessions without the presence of Company management. The outside consultant attended four out of the six Committee meetings in 2005. In 2005, the consultant gave a presentation on executive compensation to the entire board of directors during executive session. In addition, the consultant assisted the Committee in its assessment of executive compensation levels in light of the Company’s performance as compared to the survey group of companies. Hewitt Associates is separately retained by the Company for pension plan and other employee benefits administration and consulting.

Compensation and Stock Option Committee

Gordon R. Lohman, Chairman

Patricia O. Ewers

Eugene A. Renna

J. Christopher Reyes

February 27, 2006

Compensation Committee Interlocks and Insider Participation

No member of our Board’s Compensation and Stock Option Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Company’s Board of Directors or our Company’s Compensation and Stock Option Committee.

For purposes of the graph above, Fortune Brands’ historical prices have been adjusted in connection with the tax-free spin-off of our Office business by multiplying the actual historical price by .94075777 (the ratio of the stock price immediately following the spin-off to the stock price immediately prior to the spin-off).

Current Peer Group Index

The Current Peer Group is composed of the following publicly traded companies in industry segments corresponding to the Company’s current three core businesses:

Spirits and Wine:  Brown-Forman Corporation, Constellation Brands, Inc., Diageo PLC, Pernod Ricard S.A. and Remy Cointreau S.A.;

Home and Hardware:  American Standard Companies, Inc., The Black & Decker Corporation, Masco Corporation, Newell Rubbermaid Inc. and The Stanley Works; and

Golf:  Adidas Salomon AG, Callaway Golf Company, Mizuno Corporation, NIKE, Inc. and Quicksilver, Inc.

American Standard Companies, Inc. was added to Home and Hardware as a direct competitor and peer company of the Company’s Home and Hardware business segment.

Adidas Salomon AG, Mizuno Corporation, NIKE, Inc., and Quicksilver, Inc. were added to the Golf and Leisure segment as direct competitors and peer companies of the Company’s golf business segment.

Prior Peer Group Index

Allied Domecq PLC was removed from the Spirits and Wine segment due to being acquired by Pernod Ricard S.A.

Armstrong World Industries, Inc. was removed from the Home and Hardware segment due to its lack of business comparability to the Company’s corresponding business segment.

Brunswick Corporation and K2, Inc. were removed from the Golf segment due to their lack of business comparability to the Company’s corresponding business segment. Reebok International, Ltd. was removed from the Golf segment due to being acquired by Adidas Salomon AG.

Before the spin-off of the Office business, the Peer Group Index included the companies in the Current Peer Group Index and the five companies listed above, as well as the following companies that were in the same business line as the spun-off Office business: Avery Dennison Corporation, General Binding Corporation, Mead Westvaco (formerly, The Mead Corporation), and The Standard Register Company. Following the spin-off of the Office business, we reexamined the companies we included in our peer group and determined to remove all such Office-related companies as they were no longer representative of our business operations, as well as made changes to the peer group to include a more appropriate representation of the Company’s direct competitors. For purposes of the graph above, we have retained, for this year, the Prior Peer Group Index pursuant to SEC rules, but will remove it in following years.

Calculation of Current Peer Group Index and Prior Peer Group Index

The weighted average total return of the entire Current and Prior Peer Group, for each year, is calculated in the following manner:

(1)	the total return of each Peer Group member is calculated by dividing the change in market value of a share of its common stock, assuming periodic dividend reinvestment, by the cumulative value of a share of its common stock at the beginning of the year;

(2)	each Peer Group member’s total return is then weighted within its industry segment based on its market capitalization at the beginning of the year, relative to the market capitalization of the entire segment, and the sum of such weighted returns results in a weighted average total return for that segment; and

(3)	each segment’s weighted average total return is then weighted based on the percentage of sales, excluding excise taxes, of that segment of the Company for the year, as compared with total Company sales, excluding excise taxes, and the sum of such weighted returns results in a weighted average total return for the entire Peer Group.

Each of the Current and Prior Peer Group Index reflects the weighted average total return for the entire applicable Peer Group calculated for the five year period, starting with a base of $100.

Report of the Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of four directors that are “independent” as defined under the New York Stock

Exchange Listing Standards and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website at http://www.fortunebrands.com. The Audit Committee has appointed (subject to stockholder ratification) the Company’s independent registered public accounting firm.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements and the Company’s quarterly and annual reports to the SEC with management and the independent registered public accounting firm. Management has confirmed to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has met with the independent registered public accounting firm and discussed matters required to be discussed by SAS No. 61 (Communication with Audit Committees). The independent registered public accounting firm has provided an unqualified opinion regarding the Company’s financial statements for the year ended December 31, 2005 and management’s assessment of internal controls over financial reporting and the effectiveness of those controls as of December 31, 2005.

The Company’s independent registered public accounting firm has also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has also reviewed non-audit services provided by the independent registered public accounting firm and has considered the compatibility of these services with maintaining the registered public accounting firm’s independence.

Based upon the review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

Audit Committee

David M. Thomas, Chairman

Pierre E. Leroy

J. Christopher Reyes

Anne M. Tatlock

February 27, 2006

The Report of the Compensation and Stock Option Committee on Executive Compensation, the Fortune Brands, Inc. Stock Price Performance graph, and the Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

Fees of Independent Registered Public Accounting Firm

The independent registered public accounting firm of the Company during the year ended December 31, 2005 was PricewaterhouseCoopers LLP (“PwC”). All PwC services were approved in advance by the Audit Committee. The aggregate fees billed by PwC during the years 2005 and 2004 are set forth in the table below:

Type of Fee	Fiscal Year Ended December 31,
	2005	2004
Audit Fees (1)	$6,335,000	$6,322,000
Audit Related Fees (2)	4,642,000	682,000
Tax Fees (3)	558,000	835,000
All Other Fees (4)	20,000	66,000

(1)	Aggregate fees billed by PwC in connection with the audit of the Company’s annual financial statements and the review of the Company’s financial information included in its SEC Form 10-Q filings, the review of management’s assessment of internal controls and the assessment of the effectiveness of the Company’s internal controls.

(2)	Audit-related services included assistance with due diligence activities and accounting advice on proposed acquisitions, audits of employee benefit plans, and in 2004 evaluation of the new internal control certification requirements.

(3)	Tax fees represented services which included domestic and international tax compliance, tax planning and expatriate tax services.

(4)	All Other Fees, for 2005, represented service that include benchmarking of employee benefits. For 2004, represented services included the audit of our pharmacy benefits contract and the lease of office space in the UK.

Approval of Audit and Non-Audit Services

The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent auditor. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent auditor during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above under audit fees, audit-related fees, tax fees and all other fees for 2005 were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

Item 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006. The Audit Committee and the Board of Directors recommend that you ratify this appointment. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting (designated as Item 2):

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for this Company for the year 2006 is ratified.”

A member of PricewaterhouseCoopers LLP will attend the Annual Meeting to make a statement if he or she desires, and respond to appropriate questions that may be asked by stockholders.

The Board of Directors recommends that you vote FOR Item 2.

Item 3

ELECT EACH DIRECTOR ANNUALLY

The Company is informed that a Stockholder, Nick Rossi, whose address is P.O. Box 249, Boonville, Calif. 95415, intends to introduce at the Annual Meeting the following resolution (designated as Item 3). The Company has been notified that Mr. Rossi held 1,652 shares of the Company’s common stock as of October 14, 2005 and that he has agreed to hold a minimum required number or dollar amount of such common stock until the Annual Meeting.

Statement of Nick Rossi:

3 – Elect Each Director Annually

RESOLVED:  Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement annual election of each director. This would include that our director elections completely transition from the current staggered system to 100% annual election of each director in one election cycle if practicable. Also to transition solely through direct action of our board if this is practicable.

The Safeway 2004 definitive proxy is one example of converting from a 100% staggered system to a 100% annual election of each director system in one election cycle. Southwest Airlines began transition to annual election of each director solely through direct action by the Southwest Airlines board in 2005.

66% Yes-Vote

Thirty-three (33) shareholder proposals on this topic achieved an impressive 66% average yes vote in 2005 through late September. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step

The reason to take the above RESOLVED step is reinforced by viewing our overall corporate governance vulnerability. For instance in 2005 it was reported (and corresponding concerns are noted):

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“D” in Board Effectiveness Rating

“D” in CEO Compensation

“D” in Shareholder Responsiveness

“D” in Accounting

Overall Governance Risk Assessment = High

Overall Board Effectiveness Rating = D

•	We had no Independent Chairman – Independent oversight concern.
•	Shareholders were only allowed to vote on individual directors once in 3-years – Accountability concern
•	An awesome 80% shareholder vote was required to make certain key changes – Entrenchment concern.
•	Cumulative voting was not permitted.

Additionally:

•	In response to a 2004 shareholder proposal, Fortune adopted a policy requiring poison pill shareholder approval, but allowing the board to override the policy and adopt a pill without shareholder approval. According to The Corporate Library, this “override” provision undermines the shareholder approval requirement.
•	Our full Board met only 6-times in a full year – Commitment concern.
•	Four directors were allowed to hold from 4 to 6 director seats each – Over-extension concern.
•	Total CEO Compensation: $16 million
•	Including the exercise of options, the total value of our CEO’s pay doubled in one year.

This list of deficiencies reinforces the reason to adopt the initial RESOLVED statement of this proposal.

Our directors should be comfortable with this proposal because our unopposed directors typically need only one vote for election – out of tens of millions of shares.

Best for the Investor

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

Elect Each Director Annually

Yes on 3

Board of Directors Statement: Recommends Vote AGAINST Item 3

The Board of Directors recommends a vote against this proposal to elect all of the members of the Board on an annual basis. The Board has thoroughly considered this proposal and continues to believe that the Company’s existing system of electing directors in three classes, with staggered three year terms, is in the best interests of the Company. The Company’s shareholders voted to approve the classified board in 1986. The shareholders considered proposals to repeal the classified board every year from 1989 to 1998, and rejected it every time.

Staggered (“classified”) board elections help assure that at all times the majority of Directors have prior experience and familiarity with the Company’s businesses, products, markets, opportunities and challenges. The Board believes that this experience and knowledge gained over time makes directors more effective in fulfilling their responsibilities to maximize stockholder value by appropriately balancing short-term goals and long-term planning. Staggered three-year terms contribute toward stability and continuity in setting and pursuing the Company’s business strategies, while at the same time provide flexibility because one-third of the directors are elected annually and a majority of the directors are elected over a two year period. In addition, the Board believes that a three-year board term helps the Company attract and retain individuals with the quality, integrity and caliber required to make the commitment and take on the responsibilities that service as a director entails. The Board also believes that agreeing to serve a three-year term demonstrates the nominee’s commitment to the Company over the long-term.

The Board does not believe that a classified board makes directors less accountable to stockholders. The fiduciary duties of directors elected to three-year terms are identical to those of directors elected annually. The Board does not believe that directors elected for three-year terms approach their responsibilities with less focus or accountability than would be the case if they were elected annually.

The Board of Directors has adopted Corporate Governance Principles that enhance accountability of the Directors. For example, all of the members of the Board of Directors are independent, except for Mr. Wesley, the Company’s Chairman and Chief Executive Officer. In addition, the Company’s Audit Committee, Nominating and Corporate Governance Committee, and Compensation and Stock Option Committee are each composed solely of independent directors as defined in the New York Stock Exchange listing standards and the Company’s Corporate Governance Principles. Also, a Lead Director presides at all executive sessions of the Board of Directors. The classified board structure enhances director independence by minimizing the potential for outside influences that might not be in the interests of all stockholders and reduces the threat that a board member who does not conform will not be renominated.

The Board believes that a classified board plays an important role in ensuring that the interests of all stockholders are protected and maximized in connection with an unsolicited takeover proposal. A classified board structure prevents the strategy of a potential acquirer replacing a majority of the Board with its own nominees at a single meeting and thereby gaining control of the Company without paying a fair value to the Company stockholders. A classified board structure does not preclude a takeover, but rather provides the Board the additional time and leverage necessary to evaluate the adequacy and fairness of a takeover proposal, and negotiate the best deal possible for the benefit of all stockholders, without the threat of imminent removal of a majority of Board members.

The Company disagrees with the stockholder’s supporting statements to the stockholder’s proposal. For example:

•	Although the stockholder proponent cites The Corporate Library’s effectiveness ratings as an example of vulnerable corporate governance, Institutional Shareholder Service’s Corporate Governance Quotient rates the Company as outperforming 92.6% of companies in the S&P 500 and 99.6% of companies in the consumer durables and apparel group—showing the Company’s strong corporate governance practices.

•	All of the Company’s directors, except for Mr. Wesley, are independent and the Board has elected an independent Lead Director.

•	Only two directors sit on four public company boards (no directors sit on more than that). The stockholder proponent states that “four directors were allowed to hold from 4 to 6 director seats each.”

•	CEO compensation paid by the Company to Mr. Wesley in 2004 (as described in the Summary Compensation Table on page 16 of this Proxy Statement) was not $16 million.

Adoption of the stockholder proposal would not automatically result in the declassification of the Company’s Board of Directors. Under the laws of the state of Delaware, the state of the Company’s incorporation, the change contemplated by the proposal would require an amendment to the Company’s Certificate of Incorporation which must first be approved by the Board and then submitted to a vote of the stockholders at a subsequent meeting. A vote in favor of the proposal, therefore, would constitute a recommendation that the Board initiate this amendment. The Board of Directors does not believe, however, that such an amendment would be in the best interests of the Company or its stockholders.

The Board recommends that you vote AGAINST Item 3.

Item 4

PAY-FOR-SUPERIOR PERFORMANCE

The Company is informed that the United Brotherhood of Carpenters and Joiners of America, on behalf of the United Brotherhood of Carpenters Pension Fund, of 101 Constitution Avenue, N.W., Washington, DC 20001, intends to introduce at the Annual Meeting, the following resolution. The Company has been notified that the United Brotherhood of Carpenters Pension Fund held approximately 2,400 shares of the Company’s common stock as of November 16, 2005 and has agreed to hold a minimum required number or dollar amount of such common stock until the Annual Meeting.

Statement of United Brotherhood of Carpenters Pension Fund:

Resolved:  That the shareholders of Fortune Brands, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive component of the Company’s Plan should utilize financial performance, and provide that no annual bonus be awarded based on financial performance criteria unless the Company exceeds the median or mean performance of a disclosed group of peer companies on the selected financial criteria;

2.	The long-term equity compensation component of the Company’s Plan should utilize financial and/or stock price performance criteria that can be benchmarked against peer group performance, and any options, restricted shares, or other equity compensation used should be structured so that compensation is received only when Company performance exceeds the median or mean performance of the peer group companies on the selected financial and stock price performance criteria; and

3.	Plan disclosure should allow shareholders to monitor the correlation between pay and performance established in the Plan.

Supporting Statement:  We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. The median increase in CEO total compensation between 2003 and 2004 was 30.15% for S&P 500 companies, twice the previous year increase of 15.04% according to The Corporate Library’s CEO Pay Survey.

The pay-for-performance concept has received considerable attention, yet most executive compensation plans are designed to award significant amounts of compensation for average or below average peer group performance. Two common and related executive compensation practices have combined to produce pay-for-average-performance and escalating executive compensation.

First, senior executive total compensation levels are targeted at peer group median levels. Second, the performance criteria and benchmarks in the incentive compensation portions of the plans, which typically deliver the vast majority of total compensation, are calibrated to deliver a significant portion of the targeted amount. The formula combines generous total compensation target with less than demanding performance criteria and benchmarks.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose meaningful performance criteria on which to base annual and long-term incentive senior executive compensation and then set and disclose performance benchmarks to provide for awards or payouts only when the Company exceeds peer group performance. We believe a plan to reward only superior corporate performance will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

Board of Directors Statement: Recommends Vote AGAINST Item 4.

The Board of Directors has thoroughly considered the shareholder proposal and recommends a vote against the proposal.

The Company already practices pay-for-superior performance. All shareholders have benefited from this practice. In 2005 the Company outperformed its current peer group and the S&P 500 Index. See pages 31 and 32 “Fortune Brands, Inc. Stock Price Performance” for a graphic presentation of our stock price performance. An investment in the Company—including dividends and the value of ACCO shares distributed to our stockholders in connection with the spin-off of our office business-returned 9% for the year.

Payments under the annual incentive plan are tied to demanding earnings per share goals. Likewise, performance shares awarded under the Company’s long-term incentive plan are tied to rigorous average return on equity and cumulative diluted earnings per share targets. The Company also utilizes stock options to attract and retain superior management. The value of stock options earned by executives is directly tied to the increase in the value of the Company’s shares. In other words, the Company’s executives can realize value in stock options only if the value of the stock rises benefiting all shareholders. The vast majority, over 73%, of the Chief Executive Officer’s total annual compensation in 2005, as shown on page 16 of this Proxy Statement, was tied to the Company’s performance.

As more fully described in the Report of the Compensation and Stock Option Committee (pages 24 through 30 of this Proxy Statement) (the “Compensation Committee Report”), in 2005 this Board’s compensation committee compared the Company’s performance to the performance of a survey group of 32 consumer products companies using a range of critical financial and shareholder metrics. The compensation committee assessed executive compensation actually paid in light of this comparison in an effort to ensure that the Company’s performance (as compared to the survey group) supported the level of compensation provided to executive officers. The compensation committee currently intends to continue this peer-group based analysis.

Because the Company’s competitors do not have compensation programs like that described in the proposal, adoption of the stockholder proposal would place the Company at a competitive disadvantage, possibly preventing it from attracting and retaining superior management capable of delivering superior performance. The proponent wants the Company to “index” equity based grants, allowing vesting and/or granting of awards only if the Company outperforms its peers. Indexing equity grants is not a common practice for good reason. Indexed equity grants may allow executives to gain even if the Company’s stock price declines and shareholders do not benefit. In addition, while the Company has in fact exceeded the median or mean performance of peer companies on the selected financial criteria, imposing the specific requirements outlined in the proposal would eliminate the compensation committee’s flexibility, which is essential in order to create effective incentives that work from year to year. Most importantly, adoption of the proposal is simply not necessary because the Company’s compensation program already aligns executive compensation with Company performance.

The Board of Directors recommends that you vote AGAINST Item 4.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	12,540,048	$55.12	5,853,452

Equity compensation plans not approved by security holders	0	N/A	0

Total	12,540,048	$55.12	5,853,452	(1)

(1)	5,592,056 shares remain available for issuance under the Company’s 2003 Long-Term Incentive Plan, which allows for grants of stock options, performance stock awards, restricted stock awards and other stock-based awards. 118,080 shares remain available for issuance under the 2002 Non-Employee Directors Stock Option Plan, which provides for grants of stock options, and 143,316 shares remain available for issuance under the 2005 Non-Employee Director Stock Plan, which provides for stock grants.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

We have listed below the beneficial ownership of common stock of Fortune Brands, Inc. by (a) each director, (b) the executive officers of the Company listed on page 16, and (c) directors and executive officers of the Company as a group on February 15, 2006. The table is based on information we received from the nominees, other directors and executive officers, our Corporate Employee Benefits Committee, and the Trustee of our defined contribution plan. Unless otherwise indicated, the business address of each of the Company’s directors and executive officers is the same as the Company’s address:

Name	Amount and Nature of Beneficial Ownership (1)(2)(3)	Percent of Class

Patricia O. Ewers	26,031	*
Mark Hausberg	171,791	*
Thomas C. Hays	296,283	*
Christopher J. Klein	74,249	*
Pierre E. Leroy	8,128	*
Gordon R. Lohman	25,343	*
A. D. David Mackay	100	*
Craig P. Omtvedt	277,405	*
Eugene A. Renna	21,211	*
J. Christopher Reyes	14,560	*
Mark A. Roche	294,493	*
Anne M. Tatlock	30,325	*
David M. Thomas	18,688	*
Norman H. Wesley	925,202	*
Peter M. Wilson	20,607	*
Directors and executive officers as a group (16 persons)	2,256,590	1.54%
*	Less than 1%

(1)	To the best of our knowledge, each nominee and Class I and III director and executive officer who is not a director has sole voting and investment power with respect to shares shown above, other than with respect to the shares listed in Notes (3) and (4) below that may be acquired upon exercise of options, and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 5,107 shares, he has no voting or investment power for 4,000 shares, but for which his wife is the beneficiary. With respect to all 9,107 shares he disclaims beneficial ownership.

(2)	Includes the following number of shares attributable to Company contributions under the Company’s Retirement Savings Plan (“RSP”):

Number of Shares
Mark Hausberg	1,166
Thomas C. Hays	751
Craig P. Omtvedt	1,361
Mark A. Roche	3,875

Also includes the number of shares attributable to employee contributions under the RSP as follows:

Number of Shares
Thomas C. Hays	2,963
Craig P. Omtvedt	1,172
Mark A. Roche	1,687

The Trustee of the RSP has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the RSP and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which the Trustee has received instructions. The number shown in the table above includes 12,975 shares of common stock held on February 15, 2006 by the Trustee of the RSP (including certain of those referred to above) which number is equivalent as of that date to the undivided proportionate beneficial interests of the directors and executive officers of the Company in all such shares.

(3)	Includes the following number of shares with respect to which the following directors and executive officers have the right to acquire beneficial ownership within 60 days of the date of this table:

Number of Shares

Patricia O. Ewers	20,467
Mark Hausberg	144,783
Thomas C. Hays	234,060
Christopher J. Klein	62,976
Pierre E. Leroy	6,778
Gordon R. Lohman	23,843
A. D. David Mackay	0
Craig P. Omtvedt	229,537
Eugene A. Renna	10,496
J. Christopher Reyes	8,965
Mark A. Roche	241,473
Anne M. Tatlock	23,843
David M. Thomas	15,088
Norman H. Wesley	798,949
Peter M. Wilson	20,467

(4)	Includes 1,887,000 shares of which the directors and executive officers as a group had the right to acquire beneficial ownership pursuant to the exercise on or before April 16, 2006 of options granted by the Company. Inclusion of such shares does not constitute an admission by any nominee, director or executive officer that he or she is the beneficial owner of such shares.

To the best of the Company’s knowledge, directors and executive officers did not own any shares of $2.67 Convertible Preferred stock of Fortune Brands, Inc.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

What governs stockholder proposals and nominations?

Our Restated Certificate of Incorporation contains procedures for stockholder nomination of directors. Our By-laws contain procedures for other stockholder proposals to be presented before annual stockholder meetings.

Who can make a nomination?

According to our Restated Certificate of Incorporation, any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders’ meeting at least 120 days prior to the Annual Meeting.

How do I go about making a nomination?

If you are a record owner of stock and you wish to make a nomination, you must notify the Secretary, in writing, of your intent to make a nomination. Written notice must be submitted 120 days before the Annual Meeting, that is, by December 26, 2006 for the 2007 Annual Meeting (assuming the 2007 Annual Meeting is held on April 24, 2007), and it must include:

•	the names and addresses of you and any other stockholder who intends to appear in person or by proxy to make the nomination, and the name and address of the person(s) to be nominated;

•	a description of all arrangements or understandings between you and each nominee and any other person(s) (naming them) pursuant to which the nomination is to be made;

•	any other information regarding each of your proposed nominees that would be included in a proxy statement; and

•	the consent of each nominee to serve if elected.

Who can make a proposal?

According to the By-laws, a proposal or other business to be considered at the Annual Meeting of Stockholders can be made by a person who is a stockholder of record.

How do I go about making a proposal?

If you are a record owner of stock and you wish to make a proposal, you must notify the Secretary, in writing, of your intent. You must give your written notice 120 days before the Annual Meeting, that is, by December 26, 2006 for the 2007 Annual Meeting (assuming the 2007 Annual Meeting is held on April 24, 2007), and it must include:

•	a brief description of the business to be brought before the meeting, the reasons for conducting the business and any material interest that you or the beneficial owners, if any, on whose behalf you are making the proposal may have in the business;

•	your name and address, and the names and addresses of the beneficial owners, if any, on whose behalf you are making the proposal, as they appear on our books; and

•	the class and number of shares of our stock that are owned beneficially and of record by you and the beneficial owners.

The By-laws also provide that stockholders who wish to have a proposal included in the Company’s Proxy Statement must comply with the applicable requirements of the Exchange Act, as well as its rules and regulations. Such stockholders also have the benefit of the rights provided by Rule 14a-8 of the Exchange Act. In order to be eligible under Rule 14a-8 for inclusion in the Company’s Proxy Statement and accompanying proxy at the next Annual Meeting of Stockholders currently scheduled to be held on April 24, 2007, stockholder proposals must be received by the Company on or before November 15, 2006.

A copy of the Restated Certificate of Incorporation and By-law provisions is available upon written request to Mr. Mark A. Roche, Senior Vice President, General Counsel and Secretary, Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

MISCELLANEOUS

The distribution of this Proxy Statement with respect to the Company’s 2006 Annual Meeting of Stockholders is accompanied by the financial statements and other financial information as required by Securities and Exchange Commission rules. A copy of the Company’s Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules to the Form 10-K, will be made available to stockholders without charge, upon written request to Mr. Mark A. Roche, Senior Vice President, General Counsel and Secretary, Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015. The Company will furnish any exhibits to Form 10-K to each stockholder requesting them upon payment of a fee of $.10 per page to cover their cost.

Our Board of Directors is soliciting this proxy. The Company will bear the expense of soliciting proxies for this meeting, including mailing costs. In addition to mailing copies of this material to stockholders, we will request that persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others, to forward copies of these materials to the beneficial owners of our stock, and to request the authority to execute the proxies. In order to assure that there is sufficient representation at the meeting, our officers and regular employees may solicit proxies by telephone, facsimile, or in person. In addition, we have retained Georgeson Shareholder Communications Inc., to aid in soliciting proxies for a fee, estimated at $10,500, plus reasonable out-of-pocket expenses. Our total expenses will depend upon the volume of shares represented by the proxies received promptly in response to the Notice of Meeting and Proxy Statement.

Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Prompt response is helpful, and your cooperation will be appreciated.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and Proxy Statement for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our Annual Report, or if you wish to receive individual copies of our Proxy Statements and Annual Reports for future meetings, we will send a copy to you promptly upon oral or written request if you call Alvin Santiago, Manager of Shareholder Services, at (847) 484-4538, or write him at Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015.

If you and other residents at your mailing address are registered stockholders of record and you receive more than one copy of the Annual Report and Proxy Statement, but you wish to receive only one copy, you must request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to The Bank of New York, Shareholder Relations Department, P. O. Box 11258, Church Street Station, New York, New York 10286.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, people named in the enclosed proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

March 9, 2006

FORTUNE BRANDS

C/O BANK OF NEW YORK

CHURCH STREET STATION

P.O. BOX 11002

NEW YORK, NY 10286-1002

AUTO DATA PROCESSING

INVESTOR COMM SERVICES

ATTENTION:

TEST PRINT

51 MERCEDES WAY

EDGEWOOD, NY

11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fortune Brands, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Fortune Brands, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

NAME

FORTUNE BRANDS INC - $2.67 CONV

FORTUNE BRANDS INC - $2.67 CONV

FORTUNE BRANDS INC - $2.67 CONV

FORTUNE BRANDS INC - $2.67 CONV

FORTUNE BRANDS INC - $2.67 CONV

FORTUNE BRANDS INC - $2.67 CONV

FORTUNE BRANDS INC - $2.67 CONV

FORTUNE BRANDS INC - $2.67 CONV

000000000000

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

FORBR1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORTUNE BRANDS, INC.

The Board Of Directors Recommends Votes FOR Items 1 and 2:

02            0000000000            362388097260

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s number(s) on the line below.

Item 1 Election of Directors.

Nominees:

01) Patricia O. Ewers

02) Eugene A. Renna

03) David M. Thomas

For Against Abstain

Item 2: Ratify the appointment of PriceWaterhouse Coopers LLP as independent registered public accounting firm for 2006.

The Board Of Directors Recommends Votes AGAINST Items 3 and 4:

Item 3 If presented, a shareholder proposal entitled “Elect Each Director Annually”.

Item 4 If presented, a shareholder proposal entitled “Pay-for-Superior Performance”.

For address changes and/or comments, please check this box and write them on the back where indicated.

Note: Please sign as your name appears. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]

Date

P23469

Signature (Joint Owners)

Date

123,456,789,012

349631200

FORTUNE BRANDS

Website available 24 hours a day, 7 days a week

ELECTRONIC DELIVERY

Reduce paper mailed to your home and help lower Fortune Brands’ printing and postage costs!

Fortune Brands is pleased to offer the convenience of viewing Proxy Statements, Annual Reports to Stockholders and related materials on-line With your consent, we can stop sending paper copies of these documents beginning next year and until you notify us otherwise

To participate, follow the easy directions on the right. You will receive notification when the materials are available for review.

ACT NOW...IT’S FAST & EASY

Just follow these 4 easy steps:

1 Log onto the Internet at www.icsdelivery.com/fo

2 Enter your Social Security or Tax I.D. Number (as printed on your check or statement)

3 Enter your e-mail address

4 Enter a PIN number of your choice which will be used for electronic voting

Reminder: Electronic Voting is also available.

You may vote by telephone or over the Internet.

Voting electronically is quick, easy, and also saves the company money. Just follow the instructions on your Proxy Card.

FORTUNE BRANDS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder appoints N. H. WESLEY, C. P. OMTVEDT, and M. A. ROCHE (and any other person chosen by Messrs. Wesley, Omtvedt or Roche) proxies, to vote at the Annual Meeting (including adjournments) of stockholders of Fortune Brands, Inc. to be held April 25, 2006 at the Hyatt Deerfield, 1750 Lake Cook Road, Deerfield, Illinois at 1:30 P.M., for the election of nominees, Patricia O. Ewers, Eugene A. Renna and David M. Thomas, as Class II directors (Item 1), on Items 2, 3 and 4 referred to on the reverse side and described in the Proxy Statement, and on any other business which shall properly com before the meeting, with all powers the stockholder would possess if personally present. A majority of the proxies (or, if only one, then that one) or their substitutes acting at the meeting may exercise all powers conferred.

This proxy when properly executed will be voted in the manner directed by the stockholder. Unless the stockholder indicates otherwise, the proxies will vote FOR the election of the nominees to the Board of Directors (Item 1), FOR Item 2 and AGAINST Items 3 and 4.

If you participate in the Fortune Brands Stock Fund under a retirement savings trust, your signature on the reverse side will be a direction to the trustee to vote as instructed.

FORTUNE BRANDS, INC.

P.O. BOX 11010

NEW YORK, N.Y. 10203-0010

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on other side.)

Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.

(Continued And To Be Signed On Other Side.)

PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY